Oppenheimer Rochester Massachusetts Municipal Fund
NSAR Exhibit – Item 77I

Oppenheimer Rochester Massachusetts Municipal Fund (the "Registrant"), which offers share Classes A, B and C, began offering Class Y shares on July 29, 2011.  Post−Effective Amendment No. 6 to the Registrant's Registration Statement, Accession Number 0000728889-11-000871, which includes the terms of Class Y shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.